Exhibit 10.5

AMENDMENT NO. 3 TO EMPLOYMENT AGREEMENT

THIS AMENDMENT NO. 3 TO EMPLOYMENT AGREEMENT (the “Amendment”), dated effective as of November 1, 2015 (the “Effective Date”), is by and between Origin, Inc., a Delaware corporation, with its principal place of business at 2 Research Way, Princeton, NJ 08540 (f/k/a Advanced Plasma Therapies, Inc., the “Company”) and Michael Preston, having a principal residence at 8 Abbey Road Orangeburg NY 10962 (the “Executive”).

WHEREAS, the Company and Executive are parties to that certain Employment Agreement, dated May 30, 2013, as amended by that certain Amendment No. 1 thereto, dated September 30. 2013, and that certain Amendment No. 2 thereto, dated December 20, 2013 (collectively, the “Employment Agreement”); and

WHEREAS, the Company and the Executive desire to further amend the Employment Agreement on the terms and conditions set forth herein.

NOW THEREFORE, for good and valuable consideration, the receipt, and legal adequacy of which is hereby acknowledged, and pursuant to Section 11(e) of the Employment Agreement, the parties, intending to be legally bound, hereby agree to amend the Employment Agreement as of the Effective Date as follows:

1. Term of the Employment Agreement. In order to extend the Initial Term of the Employment Agreement, Section 1(a) of the Employment Agreement is hereby deleted in its entirety and replaced with the following new Section 1(a):

“(a) The Company hereby employs Executive, and Executive hereby accepts employment by the Company, as the Company’s Executive Chairman and Chief Executive Officer. The term of the Company’s employment shall be for a period ending on March 30, 2017, subject to termination as provided in Section 8 hereof (the “Employment Term”). At the conclusion of the period ended March 30, 2017 (the “Initial Term”), this Agreement and the Employment Term shall automatically renew for successive one (1) year terms (each, a “Renewal Term”) unless either party gives sixty (60) days’ advance written notice of such party’s intention not to renew this Agreement at the conclusion of the Initial Term or any Renewal Term. Notwithstanding anything herein to the contrary, the Company agrees that it shall not have the right to terminate Executive’s employment with the Company for No Reason (as defined in Section 7(d)) prior to the conclusion of the Initial Term, but the Company shall have the right, subject to the terms of this Agreement, to terminate the Executive’s employment with the Company for Cause (as defined in Section 7(b)) or upon the happening of a Disability Occurrence (as defined in Section 7(c)).”

2. Executive’s Position with the Company. As of the Effective Date, Executive shall assume the role of Executive Chairman and Chief Executive Officer of the Company and shall fulfill the roles customarily associated with such positions, as directed by the Company’s Board of Directors. All references in the Employment Agreement to Executive’s positions with the Company (including, without limitation, those appearing in Section 1(a) and Section 2(a) of the Agreement) are hereby amended to reflect Executive’s position as Executive Chairman and Chief Executive Officer of the Company.

3. Executive’s Salary. Section 3(a) of the Employment Agreement is hereby deleted in its entirety and replaced with the following new Section 3(a):

“(a) Salary. Effective as of November 1, 2015, the Company the Company shall pay to Executive an annual cash salary of $275,000 (the “Base Salary”), payable in accordance with prevailing Company policy.”

4. Governing Law; Jurisdiction. Section 11(b) of the Employment Agreement is hereby deleted in its entirety and replaced with the following new Section 11(b):

“(b) Arbitration; Governing Law; Jurisdiction.

(i) Any dispute involving Executive’s employment with Company, any of the terms or conditions of Executive’s employment with Company, or the interpretation or application of this Agreement, or the Confidentiality Agreement, shall be resolved by final and binding arbitration before one arbitrator designated by the American Arbitration Association (“AAA”), pursuant to the then prevailing rules of the AAA for the resolution of employment disputes, in Somerset County, New Jersey, or Mercer County, New Jersey, whose decision shall be final and binding and subject to confirmation in a court of competent jurisdiction with the prevailing party being awarded reimbursement of the arbitration filing fees and fees of the arbitrators. The arbitrator shall have authority to grant injunctive relief, including a temporary restraining order or preliminary injunction, to the extent permitted by AAA rules. Executive cannot participate in a representative capacity or as a member of any class of claims pertaining to any claim subject to the arbitration provision in this Agreement. There is no right or authority for any claims subject to this arbitration policy to be arbitrated on a class or collective action basis or on any basis involving claims brought in a purported representative capacity on behalf of any other person or group of people similarly situated. Such claims are prohibited. Furthermore, claims brought by or against either the Executive or the Company may not be joined or consolidated in the arbitration with claims brought by or against any other person or entity unless otherwise agreed to in writing by all parties involved.

(ii) This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey applicable to agreements made and to be performed in that state, without regard or reference to its principles of conflicts of laws. This Agreement shall be construed and interpreted without regard to any presumption against the party causing this Agreement to be drafted. Each of the parties unconditionally and irrevocably consent to the exclusive jurisdiction of the courts of the State of New Jersey, County of Mercer, or the United States District Court for the District of New Jersey, with respect to any non-arbitrable claim, suit, action or proceeding arising out of or relating to this agreement and with respect to any action to enforce the terms of the arbitration clause herein. Each of the parties unconditionally and irrevocably waives any right to contest the venue of said courts or to claim that said courts constitute an inconvenient forum. Each of the parties unconditionally and irrevocably waives the right to a trial by jury in any action, suit or proceeding arising out of or relating to this Agreement.”

5. No Further Amendment. Except as amended hereby, the Employment Agreement shall remain unmodified and in full force and effective.

6. Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of New Jersey applicable to agreements made and to be performed in that state, without regard or reference to its principles of conflicts of laws.

7. Headings; Counterparts. The headings contained in this Amendment are inserted for reference purposes only and shall not in any way affect the meaning, construction or interpretation of this Amendment. This Amendment may be executed in two (2) counterparts, each of which, when executed, shall be deemed to be an original, but both of which, when taken together, shall constitute one and the same document. Such counterparts may be executed and delivered by facsimile/e-mail transmission, which shall constitute valid execution and delivery.

IN WITNESS WHEREOF, each of the Company and Executive has executed this Amendment as of the date first above written.

ORIGIN, INC.

By:	/s/ Elizabeth Hanna
	Name:	Elizabeth Hanna
	Title:	President and Chief Operating Officer

/s/ Michael Preston
Michael Preston

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